As filed with the Securities and Exchange Commission on April 20, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HEALTH SCIENCES GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado (State or other jurisdiction of incorporation or organization)	91-2709221 (I.R.S. Employer Identification Number)	2833 (Primary Standard Industrial Classification Code Number)

Howard Hughes Center

6080 Center Dr., 6th Floor

Los Angeles, California 90045

(310) 242-6700

(Address of Principal Executive Offices and Zip Code)

Fred E. Tannous

Chief Executive Officer

Howard Hughes Center

6080 Center Dr., 6th Floor

Los Angeles, California 90045

(310) 242-6700

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

HEALTH SCIENCES GROUP, INC.

2003 STOCK OPTION, DEFERRED STOCK

AND RESTRICTED STOCK PLAN

(Full Title of the Plans)

Copies to

Leib Orlanski, Esq.

Kirkpatrick, Lockhart, Nicholas & Graham LLP

10100 Santa Monica Blvd., 7th Floor

Los Angeles, CA  90067

Telephone (310) 552-5000

Facsimile (310) 552-5001

Approximate date of proposed sales pursuant to the plan: From time to time after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, $.001 par value	4,200,000	$1.18	$ 4,956,000	$583.32

(1) Plus such additional number of shares as may hereafter become issuable pursuant to the 2003 Stock Option, Deferred Stock and Restricted Stock Plan of Health Sciences Group, Inc. (the “Plan”) in the event of a stock dividend, split-up of shares, recapitalization or other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c)(h), based on the closing sale price of the Common Stock in the Over-the-Counter Bulletin Board on April 15, 05.

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

This registration statement on Form S-8 registers 865,850 additional shares of common stock automatically reserved for issuance under the Registrant’s 2003 Stock Option, Deferred Stock and Restricted Stock Plan pursuant to the terms of that plan.  This registration statement on Form S-8 hereby incorporates by reference the contents of the Registrant’s registration statement on Forms S-8 filed with the Securities and Exchange Commission on January 19, 2005 (Registration No. 333-122146).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

•	Our Annual Report on Form 10-KSB for the year ended December 31, 2004; and

•	Our Current Reports on Form 8-K filed on January 5, 2005, February 1, 2005, February 22, 2005, March 1, 2005 and March 21, 2005

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) (other than information furnished under Item 9 or Item 12 of any Form 8-K that is listed above or under Item 2.02 or Item 7.01 of any Form 8-K filed after October 26, 2004, or that is filed in the future and is not deemed filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interests of Named Experts and Counsel.

Not applicable.

Item 6.

Indemnification of Directors and Officers.

Under the General Corporation Law of the State of Colorado, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  Our certificate of incorporation provides that, pursuant to Colorado law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders.  This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Colorado law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Colorado law.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by the Colorado General Corporation Law.  We are not, however, required to indemnify any director or officer in connection with any (a) unlawful misappropriation of corporate assets, (b) disclosure of confidential information or (c) any other breach of such director or executive officer’s duty to us or our stockholders.  We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

No.	Description
4.1

Health Sciences Group, Inc. 2003 Stock Option, Deferred Stock and Restricted Stock Plan (Incorporated by reference to Exhibit 4 to our Registration Statement on Form S-8 filed with the Commission on January 19, 2005).

5.1*	Opinion and consent of Koff, Corn & Berger, P.C.
23.1*	Consent of Koff, Corn & Berger, P.C. (included in Exhibit 5.1)
23.2*	Consent of Stonefield Josephson, Inc.
__________ * filed herewith

Item 9.

Undertakings.

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)

to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective  amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering  price set forth in the  “Calculation  of the Registration  Fee” table in the effective registration statement.

(c)

to include any material information with respect to the plan of distribution  not previously  disclosed in this Registration  Statement or any material  change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraph (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.  For the purpose of determining any liability under the Securities Act of 1933, each post-effective that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Health Sciences Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Los Angeles, California on the 20th day of April, 2005.

HEALTH SCIENCES GROUP, INC.

By:

 /s/ Fred E. Tannous

Fred E. Tannous

Chief Executive Officer,

Principal Financial Officer, Co-Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ FRED E. TANNOUS Fred E. Tannous	Co-Chairman, Chief Executive Officer, and Principal Financial Officer	April 20 2005
/s/ BILL GLASER Bill Glaser	Co-Chairman and President	April 20 2005
/s/ DUKE BEST Duke Best	Controller	April 20 2005